Exhibit 10.4
EMPLOYMENT AND NON-COMPETITION AGREEMENT
BETWEEN
Patrick K. Donnelly
AND
PHARMACEUTICAL RESEARCH ASSOCIATES, INC.
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 3rd day of February, 2006 (the “Effective Date”), by and between Pharmaceutical Research Associates, Inc., a Virginia corporation (“Employer”), having its principal office in the Commonwealth of Virginia, which is a wholly-owned subsidiary of PRA International, a Delaware corporation (“PRA International”), and Patrick K. Donnelly (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an agreement for the employment by Employer of Employee commencing on the Effective Date.
     WHEREAS, by entering into this Agreement, the terms of the Employee’s employment with the Employer will be governed by the terms and conditions of this Agreement and any other prior agreement between the Employee and the Employer relating to the Employee’s employment with the Employer or any of its affiliated entities is superseded by the terms of the Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, which consideration is acknowledged by both parties to be good and sufficient, the parties hereto agree as follows:
     1. Position. Employer hereby agrees to employ Employee as of the Effective Date (as defined herein) and Employee hereby accepts employment as of the Effective Date in the position of President and Chief Executive Officer with appropriate title, rank, status and responsibilities as determined from time to time by the Board of Directors of PRA International (“Board”) upon the terms and conditions hereinafter set forth. Employee also currently serves as a member of the Board.
     2. Employment Period.
          (a) The period of employment under this Agreement shall begin on the Effective Date and shall end on February 28, 2009, unless terminated sooner pursuant to Section 7 of this Agreement. This Agreement shall not automatically renew upon the expiration of its term, and continued employment thereafter by the Employee with Employer shall be terminable by either party with or without cause and with or without notice unless the parties enter into a separate written agreement for employment;

provided, however, that Employee’s obligations under Sections 9, 10, 11 and 12 of this Agreement shall survive the expiration of this Agreement in any and all events (but Employer’s obligations under Section 7 shall not survive the expiration of this Agreement).
          (b) The period during which Employee is employed under the terms of this Agreement is the “Employment Period.”
     3. Duties. The Board shall have the power to determine the specific duties that shall be performed by Employee and the means and manner by which those duties shall be performed, but such duties shall be consistent with the executive position of Employee.
          (a) During the Employment Period, Employee agrees to use his best efforts in the business of Employer and to devote his full time, skill, attention and energies to the business of Employer. Employee shall not be engaged in any other business activity which shall be competitive with the business of Employer or which may (i) interfere with Employee’s ability to discharge his responsibilities to Employer; or (ii) detract from the business of Employer. Employee shall not:
          (i) work either on a part-time or independent contracting basis for any other company, business or enterprise without the prior written consent of the Board; or
          (ii) serve on the board of directors or comparable governing body of any other material business, civic or community corporation or similar entity without the prior written consent of the Board (excluding those positions Employee holds and boards of directors on which Employee serves as of the date of this Agreement, which positions and boards, if any, are listed on Exhibit A hereto), such consent which shall not be unreasonably withheld.
          (b) Employee agrees to use his reasonable efforts to impart his skill and knowledge relating to the business of Employer to such individuals as are designated by Employer, and to train such individuals in the aspects of the business with which Employee is familiar. In addition, at the request of Employer and without additional compensation, Employee shall use his best efforts to record and document his knowledge relating to the business of Employer.
     4. Compensation. For all services rendered by Employee under this Agreement, for, and in consideration of, Employee’s agreements and undertaking contained in this Agreement (including, without limitation, those contained in Sections 9 and 10 below), and, subject to Sections 7 and 8 below, during the Employment Period, Employer shall provide Employee with the following:

          (a) Base Salary. Employer shall pay to Employee, in equal bi-monthly installments, a base salary of USD$425,000 per year, less relevant deductions. Employee shall be eligible for salary increases, which may be based on performance and/or competitive market factors, as determined under the provisions of any salary policy of Employer that is generally applicable to Employer’s employees, provided that any such increases shall be reviewed and approved in advance by the Compensation Committee of the Board. Employee shall be eligible for such other increases in compensation as are otherwise imposed by the Compensation Committee of the Board, in its discretion, from time to time.
          (b) Bonus. Employee shall participate in the PRA International Bonus Plan (“Bonus Plan”) approved by the Compensation Committee of the Board with an annual bonus target of USD$250,000 less relevant deductions. Employee’s eligibility for bonus payments under the Bonus Plan shall be governed by the terms of said Bonus Plan (hereby incorporated by reference). Any bonus payments must be approved by the Compensation Committee of the Board in advance of payment.
          (c) Long Term Incentives. Employee shall participate under the terms of the PRA International 2004 Incentive Award Plan (“Incentive Award Plan”), according to the terms set forth in Exhibit B.
          (d) Review. It is understood and agreed that the Compensation Committee of the Board will review compensation matters of Employer on a regular basis, and will (on at least an annual basis) set all annual bonus targets, salaries and benefits in which Employee shall be eligible to participate.
     5. Benefits. Employee shall be eligible to participate in Employer’s standard benefits programs, which presently include health, life and disability insurance, and those additional benefits (the “Additional Benefits”) currently offered to Employer’s executive staff, including monthly car allowance, as described in Exhibit C. It is agreed that the nature and amount of the Additional Benefits, if any, shall be determined from time to time by the Compensation Committee of the Board, in its discretion, provided that no Additional Benefits (as defined above) will be materially reduced. Employee shall be entitled to paid vacation in accordance with the Employer’s vacation policies in effect for executive staff during the Employment Period (currently 20 days of paid time off (“PTO”)). Employee shall be covered by the holiday policy of the Employer and, by any other pension or retirement plan, disability benefit plan or any other benefit plan or arrangement of Employer determined by the Board to be applicable to Employee.
     6. Expense Reimbursement. Subject to such conditions as Employer may from time to time determine and pursuant to Employer’s expense reimbursement policy then in place, Employer shall reimburse Employee for reasonable expenses incurred by Employee in connection with the business of Employer and the performance of Employee’s duties hereunder. Employee shall be entitled to travel business class on all business related transoceanic airplane flights where the specific segment of the flight is over 5 hours in length.

     7. Termination. This Agreement may be terminated under the following circumstances, having the consequences described in Sections 7 and 8:
          (a) Death of Employee. This Agreement shall terminate immediately upon the death of Employee. Should this Agreement be terminated pursuant to this Section 7(a), Employee shall be entitled to Termination Payments as provided for in Section 7(g).
          (b) Termination by Employer for Disability of Employee. If during the Employment Period, Employee shall be prevented from performing his duties for a continuous period of one hundred and eighty (180) days by reason of disability that renders Employee physically or mentally incapable of performing substantially all of his duties under this Agreement (excluding infrequent and temporary absences due to illness), Employer may terminate Employee’s employment hereunder. If after a period of disability commences (but prior to termination of Employee’s employment), Employee returns to work for a period of at least twenty (20) consecutive work days, the period of disability shall terminate and not be counted towards any period of subsequent disability. For purposes of this Agreement, Employer, upon the advice of a qualified and impartial physician, at Employer’s expense, shall determine whether Employee has become physically or mentally incapable of performing substantially all of his duties under this Agreement. Employer shall give Employee (or his guardian, as applicable) thirty (30) days’ written notice of termination of the Employment Period under this Section 7(b). Should the Employee be terminated pursuant to this Section 7(b), Employee shall be entitled to Termination Payments as provided for in Section 7(g).
          (c) Termination by Employer for Cause. Employer may terminate Employee’s employment at any time for Cause. For purposes of this Agreement, “Cause” includes, but is not limited to: (i) a material breach of this Agreement by Employee (where Employee fails to cure such breach within five (5) business days after being notified in writing by Employer of such breach); (ii) Employee’s failure to competently perform his material assigned duties as reasonably determined by the Board; (iii) Employee engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of Employer; (iv) the conviction of or plea of guilty or nolo contendre by Employee to a felony or any crime involving moral turpitude; (v) Employee’s gross misconduct, dishonesty, or fraud; or (vi) Employee’s willful refusal to perform specific directives of the Board which are consistent with the scope, ethics and nature of Employee’s duties and responsibilities hereunder. Notwithstanding the foregoing, “Cause” shall not include a situation whereby Employer asks Employee to be based at any office or location or to relocate to any location other than within 35 miles of Employee’s then current location and Employee declines to do so. Termination by Employer for Cause hereunder shall not abrogate the rights and remedies of Employer in respect of the breach or wrongful act giving rise to such termination. In the event of termination by Employer for Cause,

Employee shall receive any and all accrued but unpaid base salary compensation (and accrued PTO, as applicable) due to Employee as of the Termination Date.
          (d) Termination by Employer without Cause. This Agreement may be terminated by Employer for reasons other than death, disability or Cause upon thirty (30) days’ written notice given to Employee. Should the Employee be terminated pursuant to this Section 7(d), Employee shall be entitled to Termination Payments as provided for in Section 7(g).
          (e) Termination by the Employee without Good Reason. This Agreement may be terminated by Employee upon sixty (60) days’ written notice given to Employer. In the event of termination by Employee without Good Reason, Employer may immediately relieve Employee of all duties and immediately terminate this Agreement, provided that Employer shall pay Employee any and all accrued but unpaid base salary compensation (and accrued PTO, as applicable) due to Employee as of the Termination Date.
          (f) Termination by Employee for Good Reason. This Agreement may be terminated by Employee at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material breach of this Agreement by Employer (where Employer fails to cure such breach within ten (10) business days after being notified in writing by Employee of such breach); (ii) the diminution, without Employee’s written consent, of Employee’s position, title, authority, duties or responsibilities as indicated in this Agreement; (iii) the Company requiring the Employee, without Employee’s written consent, to be based at any office or location or to relocate to any location other than within 35 miles of Employee’s then current location; and (iv) Employee not being elected as a member of the Board by PRA International’s shareholders or being removed from the Board without cause in accordance with PRA International’s bylaws. Termination by Employee hereunder in this Section 7(f) shall not abrogate the rights and remedies of Employee in respect of the breach giving rise to such termination.
          (g) Termination Payments.
               A. If Employee’s employment is terminated pursuant to Section 7(a) (Employee’s Death), 7(b) (by Employer for Employee’s Disability), 7(d) (by Employer without Cause) or 7(f) (by Employee for Good Reason) (each of the circumstances in this Section 7(g)(A) being known as a “Termination Event”), Employer shall provide Employee (or, in the case of his death, his estate, heirs or legal representatives) the following (collectively, the “Termination Payments”):
(i) any and all accrued but unpaid base salary compensation (and accrued PTO, as applicable) due to Employee as of the date on which the Employment Period ends (the “Termination Date”), which shall be paid on the Termination Date; and

(ii) Employee’s full base salary (payable bi-monthly at the same time Employee would otherwise receive such base salary if Employee were still employed by Employer) for fifteen (15) months after the Termination Date; and
(iii) health benefits after the Termination Date pursuant to COBRA coverage (reimbursed by Employer for the first fifteen (15) months) under Employer’s health benefit plan under which Employee was receiving coverage during the Employment Period.
               B. If a Termination Event (other than the death of Employee as specified in Section 7(a)) occurs within twelve months after a Change in Control, then Employee is entitled to the Termination Payments as stated in Section 7(g)(A)(i) (ii) and (iii) above, except that the period for which salary and benefits are provided in Sections 7(g)(A)(ii) and (iii) shall be thirty (30) months, and all payments to be made pursuant to those sections shall be paid to Employee in a lump sum upon the Termination Event. For purposes of this Section and this Agreement, “Change in Control” shall mean: (i) the sale of all or substantially all of the assets of PRA International; or (ii) the consummation of a merger or consolidation of PRA International with any other corporation other than (A) a merger or consolidation which would result in the voting securities of PRA International outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of PRA International, or such surviving entity, outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of PRA International (or similar transaction) in which no “person” (as defined below) acquires more than thirty percent (30%) of the combined voting power of PRA International’s then-outstanding securities; or (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (1) PRA International or (2) any corporation owned, directly or indirectly, by PRA International or the shareholders of PRA International in substantially the same proportions as their ownership of stock in PRA International), becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PRA International representing thirty percent (30%) or more of the combined voting power of PRA International’s then outstanding securities.
               C. Employer’s obligation to make any Termination Payments provided in Section 7(g)(A) and (B) above is conditioned upon Employee’s execution and non-recision of a general release in the reasonable form provided by Employer.
               D. If a Termination Event occurs under Section 7(g)(B), Employee agrees that in consideration of Employer’s obligation to make the payments provided in Section 7(g)(B), Section 10(a) (Non-Competition and Non-Solicitation) will not apply and, instead, the following provision shall apply:
Employee agrees that for a period of thirty (30) months after Employee’s employment with Employer ceases (the “Change in Control Noncompetition Period”), Employee will not whether as owner, manager, officer, director, employee, consultant or otherwise, be engaged or employed by a Change in Control Competing CRO to provide Customer Services that are the same or substantially related to the Customer Services that Employee performed for Employer at any time during the twenty-four (24) months prior to the Termination Date.
Employer acknowledges and agrees that ownership by Employee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.
For the purposes of this Section 7(g)(D), the terms “Customer Services” and “Customer” shall have the same meanings as stated in Section 10(a). For purposes of this Section 7(g)(D), “Change in Control Competing CRO” means any entity (and its respective affiliates and successors) that competes with Employer in the provision of Customer Services to Customers as a contract research organization and assumes, as an independent contractor with a drug sponsor, one or more of the obligations of a drug sponsor, e.g., design of a protocol, selection or monitoring of investigations, evaluating reports, and preparation of material to be submitted to the Food and Drug Administration.
          (h) Tax Provisions. In the event that any payments under this Agreement or any other compensation, benefit or other amount from Employer for the benefit of Employee are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and Employer shall pay to Employee by the earlier of the date such Excise Tax is withheld from payments made to Employee or the date such Excise Tax becomes due and payable by Employee, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 7(h) and Excise Tax upon the payment provided for by this Section 7(h)), shall be equal to the amount Employee would have received if no Excise Tax had been imposed. A tax counsel chosen by the Employer’s independent auditors, provided such person is reasonably acceptable to the Employee (“Tax Counsel”), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify Employee of its determination. Employer and Employee shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with Employer’s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Employee shall repay to Employer promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall pay the Employee an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. Employer shall reimburse Employee for all reasonable fees, expenses, and costs related to determining the reasonableness of Employer’s position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 7(h) and an amount equal to the tax on such amounts at Employee’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means the Employee’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Employee, all at the highest marginal rate of taxation in the country and state of Employee’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.
     8. Survival of Sections of this Agreement. Without regard to the reason for termination of this Agreement or the employment of Employee, and notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that Employee’s obligations under Sections 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement in any and all events.
     9. Confidential Information and Certain Property Matters.
          (a) Employee recognizes that information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of Employer and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations, financial and statistical data, personnel data and customers in and related to the markets and industries in which Employer operates (“Confidential Information”), is considered by Employer to be valuable, secret, confidential and proprietary. Employee hereby acknowledges and agrees that the Confidential Information is valuable, secret, confidential and proprietary to Employer, and further agrees that he shall not, at any time (whether during or after the Employment Period), make public, disclose, divulge, furnish, release, transfer, sell or otherwise make available to any person any of the Confidential Information, or otherwise use or disclose any of the same or allow any of the same to be used or disclosed for any purpose, other than as may be permitted to Employee under this Agreement. Notwithstanding the foregoing, Employee may, without violating this Section 9(a), disclose Confidential Information if (i) such disclosure is required to comply with a valid court order or any administrative law order or decree; (ii) Employee gives Employer advance written notice of the required disclosure so that Employer may, if it wishes, seek an appropriate protective order; and (iii) Employee, in any event, requests that any disclosed information be afforded confidential treatment, to the greatest extent possible.
          (b) Employee shall fully disclose to Employer all Inventions made or conceived by him during the Employment Period that would be deemed applicable, useful or otherwise beneficial to or in respect of the current business of Employer, in whole or in part. “Inventions” include, but are not limited to, customer list compilations, machinery, apparatus, products, processes, results of research and development (including without limitation results that constitute trade secrets, ideas and writings), computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and any other discoveries, concepts and ideas, whether patentable or not (including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective business activities of Employer). Any and all Inventions shall be the absolute property of Employer or its designees, and Employee acknowledges that he shall have no interest whatsoever in such Inventions. At the request of Employer and without additional compensation, Employee (i) shall make application in due form for United States letters patent and foreign letters patent on such Inventions, and shall assign to Employer all his right, title and interest in such Inventions; (ii) shall execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for letters patent or in order to establish and perfect in Employer the entire right, title and interest in such Inventions, patent applications or patents; and (iii) shall execute any instruments necessary or desirable in connection with any continuations, renewals or reissues thereof or in the conduct of any related proceedings or litigation. Except as authorized by Employer in writing, Employee shall not disclose, directly or indirectly, to any person other than Employer, any information relating to any Invention or any patent application relating thereto.
          (c) Employee hereby acknowledges and agrees that the work performed by Employee pursuant to his employment by Employer will be specifically ordered or commissioned by Employer, and that such work shall be considered a “work for hire” as defined in the Copyright Revision Act of 1976 (the “Act”), granting Employer full ownership to the work and all rights comprised therein. In addition, Employee hereby waives in favor of Employer any and all moral rights in the work contemplated by this Section 9(c) that Employer now has or in the future may have. Should any work not fall within the definition of a “work for hire” as set forth in such Act, Employee hereby transfers and assigns to Employer full ownership of the copyright to the work and all rights comprised therein. Employee shall sign all applications for registration of such copyright as are requested by Employer, and shall sign all other writings and instruments and perform all other acts necessary or desirable to carry out the terms of this Agreement.
     10. Non-Competition and Non-Solicitation
          (a) With the exception of when a Termination Event occurs under Section 7(g)(B) (in which case, Section 7(g)(D) shall apply), Employee agrees that during the Employment Period and for a period of fifteen (15) months after Employee’s employment with Employer ceases, for whatever reason (the “Noncompetition Period”), Employee will not, within the country where Employee’s office with Employer was located at the Termination Date, whether as owner, manager, officer, director, employee, consultant or otherwise, be engaged or employed by a Competing CRO to provide Customer Services that are the same or substantially related to the Customer Services that Employee performed for Employer at any time during the twenty-four (24) months prior to the Termination Date.
Employer acknowledges and agrees that ownership by Employee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.
For the purposes of this Agreement, the term “Customer Services” means any product or service provided by Employer to a third party for remuneration, including, but not limited to, on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, (i) during the Employment Period or (ii) about which Employee has material knowledge and that Employee knows Employer will provide or has contracted to provide to third parties during the twelve (12) months following the Employment Period. “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom Employee has acquired material information based on employment with Employer and as to whom Employee has been informed that Employer provides or will provide Customer Services. “Competing CRO” means any of the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors directly compete with Employer in the provision of Customer Services to Customers: Charles River Laboratories International, Inc., Covance Inc., ICON plc, INC Research, Inc., Kendle International Inc., MDS Pharma Services, PAREXEL International Corporation, Pharmaceutical Product Development, Inc., PharmaNet, Quintiles Transnational Corp., United BioSource Corporation, and United HealthCare Corporation.
          (b) Employee agrees that he shall not, during the Employment Period and for a period of twelve (12) months after Employee’s employment with Employer ceases (twenty-four (24) months in the event that a Termination Event occurs under Section 7(g)(B)), directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of Employer at the Termination Date, unless the business being solicited or accepted is not in competition with or substantially similar to Employer’s Customer Services or otherwise on behalf of Employer.
          (c) Employee agrees that he shall not, during the Employment Period and for a period of twelve (12) months after Employee’s employment with Employer ceases (twenty-four (24) months in the event a Termination Event occurs under Section 7(g)(B)), directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of Employer or any of its affiliates for any reason whatsoever any person employed by Employer or any of its affiliates at the time of the act of solicitation or inducement.
          (d) During and after the Employment Period, Employee agrees not to disparage Employer or any of its affiliates. During and after the Employment Period, the officers with whom Employer worked in any twenty-four (24) months prior to the Termination Date agree not to disparage the character of Employee.
          (e) Employee hereby specifically acknowledges and agrees that the provisions of this Section 10 (as well as Section 7(g)(D)) are reasonable and necessary to protect the legitimate interests of Employer, and that Employee desires to agree to the provisions of this Section 10 (as well as Section 7(g)(D)). In the event that any of the provisions of this Section 10 (or Section 7(g)(D)) should ever be held to exceed the time, scope or geographic limitations permitted by applicable law, it is hereby declared to be the intention of the parties hereto that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by such law.
          (f) Employee hereby acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Section 10 (as well as Section 7(g)(D)), in the event of any breach or threatened breach by Employee of any of the provisions hereof, Employer would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and Employer would not have adequate remedy at law. Therefore, Employee agrees that, in such event, Employer shall be entitled to temporary and/or permanent injunctive relief against Employee, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Section 10 (or Section 7(g)(D)), and Employee hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that Employer must prove actual damages, and that Employer has an adequate remedy at law. In addition, Employee shall pay to Employer and Employer shall be awarded the reasonable attorneys’ fees and costs incurred by Employer as a result of Employee’s breach of Employee’s obligations contained in this Section 10 (or Section 7(g)(D)).
          (g) Employee further agrees that the rights and remedies described in this Section 10 (and Section 7(g)(D)) are cumulative and shall be in addition to and not in lieu of any other rights and remedies otherwise available under this Agreement, or at law or in equity, including but not limited to monetary damages.
          (h) Notwithstanding any other provision of this Agreement, Employee further agrees that in the event of any breach by Employee of any of the provisions of this Section 10 (or Section 7(g)(D)), all obligations and liabilities of Employer under this Agreement (including, but not limited to, Sections 6 and 7 hereof) shall immediately terminate and be extinguished.
          (i) Employee agrees that Employer shall have the right to disclose this Agreement or its contents to any future employer of Employee for the purpose of providing notice of the post-employment restrictions contained herein. Employer shall provide Employee with written notice if and when Employer discloses the existence of this Agreement to any future employer of Employee.
     11. Records. Upon termination of this Agreement for any reason, Employee shall promptly deliver to Employer all property of Employer then in Employee’s possession or under his control, including but not limited to: (i) any and all correspondence, mailing lists, drawings, blueprints, manuals, letters, records, notes, notebooks, reports, flow-charts, programs, proposals, computer tapes, discs and diskettes; (ii) any and all documents concerning or relating to Employer’s business, clients, customers, investors or lenders, or concerning products, processes or technologies used by Employer; (iii) any and all documents or materials containing or constituting Confidential Information; and (iv) any laptops or computer equipment issued by Employer.
     12. Arbitration. Except with respect to any attempt to obtain preliminary injunctive relief to enforce the post-employment restrictive provisions of this Agreement (in which case any such matter may be brought initially in a court of competent jurisdiction for purposes of resolving any request for preliminary injunctive relief), all disputes between Employer and Employee hereunder, or otherwise arising out of the employment or termination of employment of Employee, including but not limited to disputes arising under any state or federal employment discrimination law, shall be settled by arbitration pursuant to the then in effect rules for the resolution of employment disputes of the American Arbitration Association, in Washington, D.C. Arbitration hereunder shall be by a single arbitrator appointed by mutual agreement of the parties. The single arbitrator shall have the authority to summarily dismiss any claim or claims brought in arbitration prior to a hearing on the merits. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared.
     13. Full Settlement; Mitigation, Costs after a Change in Control. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether Employee obtains other employment. In addition, following a Change in Control only, Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. Notwithstanding any other provisions in this Agreement to the contrary, in the event that, following a Change in Control, any successor in interest to Employer unsuccessfully contests and/or challenges any of Employer’s rights under this Agreement, then the successor in interest to Employer shall pay Employee’s reasonable attorney’s fees and costs incurred in such contest or challenge.
     14. Entire Agreement. This Agreement (together with Exhibits A, B, and C hereto) supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between Employer and Employee with regard to the subject matter hereof. Employee acknowledges and agrees that Employee is not entitled to any salary, bonus, benefits, severance, deferred compensation or similar payments from Employer or any of its affiliates except as expressly set forth herein. This instrument contains the entire agreement between Employer and Employee regarding the employment of Employee by Employer, and any representation, promise or condition in connection therewith not in writing shall not be binding upon either party. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed in the name of the party or parties making such amendment, alteration or modification.
     15. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.
     16. Governing Law. This Agreement is to be governed by and interpreted under the laws of the state of Delaware, without regard to the conflicts of laws provisions or rules of such State’s law.
     17. Headings; Form of Words. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires. The term “person” as used herein refers to a natural person, a corporation, a limited liability company, a partnership, a joint venture, or other entity or association, as the context requires.
     18. Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement (“Notices”) shall be in writing and (a) personally delivered; (b) deposited in the United States mail, registered or certified mail, return receipt requested, with postage prepaid; or (c) sent by Federal Express or other internationally recognized overnight delivery service (for next business day delivery), shipping prepaid, as follows:
     If to Employer, to:
     Pharmaceutical Research Associates, Inc.
     12120 Sunset Hills Road, Suite 600
     Reston, VA 20190
     Attn: Chief Financial Officer
     with a copy (which shall not constitute notice) to the Chairman of the Board at that person’s then current business address
     If to Employee, to :
     At Employee’s then current home address on file with Employer or such other persons or address as any party may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or, if sent by U.S. mail, five (5) business days after the date mailed in the manner set forth in this Section 18, or, if sent by Federal Express or other nationally recognized overnight delivery service, one business day after such sending.
     19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and Employer and its successors and assigns. Employee’s rights and obligations under this Agreement are personal to Employee and shall not be assignable or transferable by Employee (except that Employee’s rights may be transferred upon his death by will, trust, or the laws of intestacy). Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that

Employer would be required to perform it if no such succession had taken place, except that no such assumption and agreement will be required if the successor is bound by operation of law to perform this Agreement. In this Agreement, the term “Employer” shall include any successor to Employer’s business and assets that assumes and agrees to perform this Agreement (either by agreement or by operation of law).
     21. Cooperation. Each party to this Agreement agrees to cooperate with the other party hereto to carry out the purpose and intent of this Agreement, including without limitation the execution and delivery to the appropriate party of all such further documents as may reasonably be required in order to carry out the terms of this Agreement.
     22. Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.
     23. Indemnification. Employee shall be entitled to be indemnified by Employer to the fullest extent permitted by the applicable state law and consistent with Employer’s Articles of Incorporation. Employer further agrees to indemnify Employee to the extent permitted under applicable law for all actions taken in good faith within the scope, and in the course, of Employee’s employment under this Agreement during the Employment Period for the life of any claim.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Employer:	PHARMACEUTICAL RESEARCH
ASSOCIATES, INC.

	By:	/s/ Robert E. Conway

	Print Name:	Robert E. Conway
	Print Title:	Chairman, Compensation Committee

Employee:	/s/ Patrick K. Donnelly

Print Name	Patrick K. Donnelly

EXHIBIT A
Positions and Boards of Directors on which Employee Serves as of the Date of this
Agreement
Pharma eMarket LLC — Director

EXHIBIT B
Incentive Award Plan
     Employee is eligible to participate, at Employee’s election, in the Incentive Award Plan as follows:
     Employee will be granted 45,000 PRA International stock options at a strike price of USD$26.10. All matters involving the PRA International stock options, including but not limited to their vesting, their exercise, and their termination will be governed by the terms of the Incentive Award Plan and an option agreement to be entered into by Employee in a form provided by PRA International.
     Under the PRA International Management Stock Purchase Plan (“MSPP”), Employee will be provided the opportunity to purchase PRA International stock in the form of Restricted Stock Units (“RSUs”) with Employer matching in additional stock 100% of the purchase amount. As part of the MSPP, Employee has the opportunity to voluntarily purchase RSUs on a pre-tax basis by allocating and deferring a portion of Employee’s annual final cash bonus into the plan in advance of the plan year. The deferral amount would be capped at a maximum of 50%. All matters involving the MSPP will be governed by the terms of the MSPP plan documents.

EXHIBIT C
Additional Benefits

Annual Car Allowance:	USD$10,800

19